EXHIBIT 10.11.6
ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC
January 3, 2006
IOMAI Corporation
20 Firstfield Road
Gaithersburg, Maryland 20878
Attention: Mr. Rip Wilson

Re:	Lease Agreement between ARE-20/22/1300 Firstfield Quince Orchard, LLC
(“Landlord”) and IOMAI Corporation (“Tenant”) regarding that certain Premises located at 20 Firstfield Road, Gaithersburg, Maryland 20878 (the “Property”)
Dear Rip:
     Pursuant to the terms of that certain Fourth Amendment to Lease, dated as of October 26, 2005 (the “Fourth Amendment”), Landlord and Tenant amended the above-referenced Lease Agreement (said Lease Agreement, as previously amended by that certain First Amendment to Lease, dated November 29, 2001, that certain Second Amendment to Lease, dated April 14, 2003, and Third Amendment to Lease, dated August 28, 2003, and amended by the Fourth Amendment, is herein collectively the “Lease”). Under the Fourth Amendment, Tenant and Landlord, among other things, agreed to expand the premises under the Lease, to include the Third Expansion Space (as defined in the Fourth Amendment). Also under the Fourth Amendment, Tenant was given a tenant improvement allowance in the amount of $15.00 per rentable square foot of the Third Expansion Space (the “Third Expansion TIA”) to be used by Tenant to improve the Third Expansion Space and to be administered in accordance with the terms of the Third Expansion Work Letter (as defined in the Fourth Amendment) which is attached as Exhibit B to the Fourth Amendment.
     Tenant has now requested and Landlord has agreed to provide to Tenant an additional tenant improvement allowance in the amount of $280,000 (the “Additional Tenant Improvement Allowance”), to be used by Tenant for the completion of those certain “Tenant Improvements” defined in the Third Expansion Work Letter and which relate to the Third Expansion Space. The Additional Improvement Allowance shall be disbursed by Landlord to Tenant in accordance with the terms of the Third Expansion Work Letter, in the same manner as the Third Expansion TIA and as if the Additional Tenant Improvement Allowance were provided for thereunder. Tenant further shall only use the Additional Tenant Improvement Allowance consistent with the terms of the Third Expansion Work Letter.

IOMAI Corporation
January 3, 2006

     In consideration for the Additional Tenant Improvement Allowance, Tenant shall pay to Landlord, as Additional Rent, equal monthly payments in an amount necessary to fully amortize the Additional Tenant Improvement Allowance over the remainder of the term of the Lease, at an annual interest rate of 10.5%. Such payments of Additional Rent shall be made on the first day of each month commencing effectively as of the date such funds are drawn down and continuing through and including May 31, 2013, as set forth on Schedule 1 attached hereto.
     This letter agreement shall be considered a supplement to the Lease and shall be enforceable against the parties in accordance with the enforcement provisions set forth in the Lease.
     Please evidence your agreement to the terms contained herein by countersigning this letter where indicated below and returning an original to the undersigned.

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company

By:	ARE-GP/VI Holdings QRS Corp., a Delaware corporation, managing member

	By:	/s/ Jennifer Pappas

		Name:	Jennifer Pappas
		Title:	V.P. & Assistant Secretary
AGREED AND ACCEPTED AS OF THIS
3rd DAY OF JANUARY, 2006
IOMAI CORPORATION,
a Delaware corporation

By:	/s/ Stanley C. Erck

Name:	Stanley C. Erck

Title:	President & CEO

SCHEDULE 1
To Follow